ALEXANDER & BALDWIN, INC.
NOTICE OF AWARD OF TIME-BASED RESTRICTED STOCK UNITS
The Company hereby awards to Participant, as of the Award Date indicated below, an award (the “Award”) of restricted stock units under the Company’s 2022 Omnibus Incentive Plan (the “Plan”). Each restricted stock unit represents the right to receive one share of Common Stock on the applicable issuance date. The number of shares of Common Stock subject to the awarded restricted stock units and the applicable issuance date for the underlying shares are set forth below. The remaining terms and conditions governing the Award shall be as set forth in the form Time-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A.
AWARD SUMMARY

Participant:	Christopher J. Benjamin
Award Date:	February 1, 2023
Number of Shares Subject to Award:	85,000 shares of Common Stock (the “Shares”)
Issuance Date:	The Shares shall be issued on February 1, 2024 or as soon as practicable thereafter but in no event later than February 15, 2024 (the “Issuance Date”). However, the Shares may be issued on an accelerated basis in accordance with the provisions of Paragraph 4 of the form Time-Based Restricted Stock Unit Award Agreement.
Participant understands and agrees that the Award is granted subject to and in accordance with the terms of the Plan and hereby agrees to be bound by the terms of the Plan and the terms of the Award as set forth in the form Timed-Based Restricted Stock Unit Award Agreement attached hereto as Exhibit A. Participant hereby acknowledges that Participant has received or been provided access to the official prospectus for the Plan. A copy of the Plan is available upon request made to the Human Resources Department at the Company’s principal offices at 822 Bishop Street, Honolulu, Hawaii 96813.
Coverage under Recoupment Policy. By accepting this Award, Participant hereby agrees that should Participant at this time be, or at any time hereafter become, either an executive officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, or a participant in the Company’s Performance Improvement Incentive Plan, then:
(a)    Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012, as may be amended from time to time, the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges; and
(b)    any incentive compensation that is paid or granted to, or received by, Participant during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall, accordingly, be subject to recovery and recoupment pursuant to the terms of such policy.
For purposes of such recoupment policy, “incentive compensation” means any cash or equity-based award (e.g., any stock award, time-based restricted stock unit award, performance-based restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics. An additional copy of the recoupment policy is available upon request made to the Corporate Secretary at the Company’s principal offices.
Employment at Will. Nothing in this Notice or in the form Time-Based Restricted Stock Unit Award Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause.
Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached form Time-Based Restricted Stock Unit Award Agreement.
DATED:    February 1, 2023

ALEXANDER & BALDWIN, INC.
By:	/s/ Derek T. Kanehira

Title:	Senior Vice President, Human Resources
/s/ Christopher J. Benjamin February 1, 2023

    Exhibit A
        Executive Employee
ALEXANDER & BALDWIN, INC.
TIME-BASED RESTRICTED STOCK UNIT
AWARD AGREEMENT
RECITALS
A.The Company has implemented the Plan for the purpose of providing eligible persons in the Company’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to continue in such service.
B.Participant is to render valuable services to the Company (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of Shares to Participant under the Plan.
C.All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
1.Grant of Restricted Stock Units. The Company hereby awards to Participant, as of the Award Date, restricted stock units under the Plan. Each restricted stock unit shall provide Participant with the right to receive one Share on the designated issuance date for such Share. The number of Shares underlying the awarded restricted stock units is set forth in the Award Notice. The remaining terms and conditions governing the Award shall be as set forth in this Agreement.
2.Limited Transferability. Prior to the actual issuance of the Shares, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares. However, any Shares which remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Company to record the ownership of any Shares which become issuable hereunder in the name of a revocable living trust established for the exclusive benefit of Participant or Participant and Participant’s spouse. Participant may make such a beneficiary designation or ownership directive at any time by filing the appropriate form with the Plan Administrator or its designee.
3.Stockholder Rights and Dividend Equivalents.
(a)The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Company’s collection of the applicable Withholding Taxes.
(b)Notwithstanding the foregoing, should any dividend or other distribution payable other than in Shares be declared and paid on the Company’s outstanding Common Stock in one or more calendar years during which one or more restricted stock units remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent to the actual dividend or distribution which would have been paid on those Shares had they been issued and outstanding and entitled to that dividend or distribution. The phantom dividend equivalents credited to those particular restricted stock units in Participant’s book account shall be distributed to Participant (in the same form the actual dividend or distribution was paid to the holders of the Shares entitled to that dividend or distribution or in such other form as the Plan Administrator deems appropriate in its sole discretion) concurrently with the issuances of the underlying Shares, subject to the Company’s collection of the Withholding Taxes applicable to that distribution.
4.Change in Control.
(a)This Award, to the extent outstanding at the time of a Change in Control, may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention account established by the successor entity. Any such assumption or continuation of this Award shall be effected in accordance with Paragraph 4(b) below. Any cash retention account established in replacement of this Award shall initially be credited with the fair market value (at the effective time of the Change in Control) of the Shares subject to the Award at that time, and interest shall accrue on the outstanding balance of such account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. The cash retention account shall be paid out in accordance with the same payment schedule applicable to the Award, as set forth in Paragraph 6, and Participant’s interest in such account shall at all times be that of a general, unsecured creditor.
(b)In the event this Award is assumed or otherwise continued in effect in connection with such Change in Control, the securities subject to the Award shall be adjusted immediately after the consummation of the Change in Control so as to apply to the number and class of securities into which the Shares subject to those units immediately prior to the Change in Control would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the restricted stock units subject to the Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.
(c)If the restricted stock units subject to this Award at the time of the Change in Control are not assumed or otherwise continued in effect or replaced with a cash retention account in accordance with Paragraph 4(a), then Participant shall become entitled to a distribution in accordance with the applicable provisions of Paragraph 6(a)(ii).
5.Adjustment in Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, or should the value of the outstanding Shares be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award

    Exhibit A
        Executive Employee
in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 3(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive. In the event of any Change in Control transaction, the adjustment provisions of Paragraph 4(b) shall be controlling.
6.Issuance or Distribution of Shares or Other Amounts.
(a)The following provisions shall govern the issuance of the Shares (or any replacement or substitute amounts under Paragraph 4):
(i)The shares shall be issued on the Issuance Date specified in the Award Notice, except as provided in subsection (ii) below.
(ii)Shares which become issuable under Paragraph 4(c) shall be converted into the right to receive the same consideration per Share payable to the other stockholders of the Company in consummation of the Change in Control transaction, and such consideration per Share shall be distributed to Participant upon the earlier to occur of (i) the Issuance Date on which the particular Shares to which such consideration relates would have been issued in the absence of such Change in Control or (ii) the first date on or following a Qualifying Change in Control on which the distribution can be made without contravention of any applicable provisions of Code Section 409A.
(iii)To the extent the consideration payable per Share in the Change in Control is in the form of cash, a fully-vested cash retention account shall be established by the successor entity at the time of such Change in Control for any Shares subject to this Award. Such account shall be credited with the cash consideration payable for the Shares, and interest shall accrue on the outstanding balance of that account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. The cash retention account, together with all accrued interest thereon through the actual payment date, shall be distributed in accordance with the same distribution provisions in effect under Paragraph 6(a)(ii), and Participant’s interest in the account shall at all times be that of a general, unsecured creditor.
(iv)Any issuance or distribution to be made pursuant to the foregoing provisions of this Paragraph 6(a) shall be made on the designated issuance or distribution date or as soon as administratively practicable thereafter. In no event, however, shall such issuance or distribution be made later than the fifteenth (15th) day of the second (2nd) calendar month following that date.
(v)Each issuance or distribution to be made pursuant to this Paragraph 6(a) shall be subject to the Company’s collection of all applicable Withholding Taxes, in accordance with the provisions of Paragraphs 6(b) and 6(c).
(vi)Any Shares to be issued to Participant in accordance with the foregoing provisions of this Paragraph 6(a) shall in the form of a book entry evidencing ownership of those Shares. Actual certificates for such Shares evidenced by book entry ownership shall be promptly delivered upon the request of Participant or any other person having an interest at the time in those Shares.

(b)The Company shall collect the Withholding Taxes with respect to each non-Share distribution by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.
(c)Unless Participant (i) otherwise makes satisfactory arrangements with the Company’s Human Resources Department, on or before the expiration of the designated notification period preceding the applicable issuance date of the Shares, to pay the applicable Withholding Taxes through the delivery of a check payable to the Company in the amount of such Withholding Taxes and (ii) in fact delivers such check to the Company not later than that issuance date, the Company shall collect the Withholding Taxes applicable to the Share issuance through the following automatic share withholding method:
-    On each applicable issuance date, the Company shall withhold, from the Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes; provided, however, that the number of Shares which the Company shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Company’s required tax withholding obligations using the maximum applicable federal, state and local statutory tax rates (including income tax and employment taxes) in Participant’s applicable jurisdiction.
(d)Notwithstanding the foregoing provisions of this Paragraph 6, the employee portion of the federal, state and local employment taxes required to be withheld by the
(e)Company in connection with the Award or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from Participant no later than December 31, 2023. Accordingly, Participant shall, on or before December 31, 2023 (or such earlier time as required by the Company), deliver to the Company a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Paragraph 6(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).
(f)Except as otherwise provided in Paragraph 4 or this Paragraph 6, the settlement of all restricted stock units under the Award shall be made solely in Shares. In no event, however, shall any fractional shares be issued. Accordingly, the total number of Shares to be issued under the Award shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.
7.Compliance with Laws and Regulations. The issuance of Shares pursuant to the Award shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.
8.Change in Control Benefits Agreement. Notwithstanding anything to the contrary in this Agreement, if Participant is, at the time of a change in control or ownership of the Company (whether or not that transaction constitutes a Change in Control hereunder), a party to a Change in Control Benefits Agreement with the Company, then the provisions of that agreement shall, to the extent applicable to this Award, govern Participant’s rights and benefits with respect to the restricted stock units and underlying Shares subject to this Agreement, and in the event of any conflict between the provisions of that Change in Control Benefits Agreement and this Agreement, the provisions of the Change in Control Benefits Agreement shall be

    Exhibit A
        Executive Employee
controlling; provided, however, that in the event there is any conflict between the issuance or distribution provisions of this Agreement and the issuance or distribution provisions of the Change in Control Benefits Agreement, the issuance and distribution provisions of this Agreement shall be controlling.
9.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on the Award Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
10.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.
11.Construction.
(a)This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and any applicable Change in Control Benefits Agreement. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.
(b)To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.
(c)Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan. A copy of the Plan is available upon request made to the Human Resources Department at the Company’s principal offices (822 Bishop Street, Honolulu, HI 96813).
(d)This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
12.Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.
13.Coverage under Recoupment Policy. If Participant is on the Award Date, or at any time thereafter becomes, either an executive officer of the Company subject to Section 16 of the 1934 Act, or a participant in the Company’s Performance Improvement Incentive Plan, then Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012, as may be amended from time to time (the “Recoupment Policy”), the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges. If Participant is subject to the Recoupment Policy, then any incentive compensation that is paid or granted to, or received by, Participant during the three-year period preceding the date on which the Company is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall be subject to recovery and recoupment pursuant to the terms of such policy. For purposes of such Recoupment Policy, “incentive compensation” means any cash or equity-based award (e.g., stock award, restricted stock unit award, performance stock unit award or stock option grant or Shares issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics. An additional copy of the Recoupment Policy is available upon request made to the Corporate Secretary at the Company’s principal offices.

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.Agreement shall mean this Time-Based Restricted Stock Unit Award Agreement.
B.Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.
C.Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date specified in the Award Notice.
D.Award Notice shall mean the Notice of Award of Time-Based Restricted Stock Units delivered to Participant in which there is set forth the basic terms of the restricted stock units subject to this Agreement.
E.Board shall mean the Company’s Board of Directors.
F.Change in Control shall mean a change in ownership or control of the Company effected through any of the following transactions:
(i)a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;
(ii)a sale, transfer or other disposition of all or substantially all of the Company’s assets;
(iii)the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or
(iv)a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
provided, however, that in the event Participant is a party to a Change in Control Benefits Agreement applicable to the Award, the term Change in Control shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.
G.Change in Control Benefits Agreement shall mean any separate agreement between Participant and the Company which provides Participant with special benefits with respect to one or more awards of restricted stock units made to Participant for Shares, including (to the extent applicable) the restricted stock units evidenced by this Agreement, in the event of a change in control or ownership of the Company (whether or not constituting a Change in Control hereunder).
H.Code shall mean the Internal Revenue Code of 1986, as amended.
I.Common Stock shall mean the Company’s common stock.
J.Company shall mean Alexander & Baldwin, Inc., a Hawaii corporation, and any successor to all or substantially all of the assets or voting stock of Alexander & Baldwin, Inc.
K.Fair Market Value per Share on any relevant date shall be the closing selling price per Share at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.
L.Issuance Date shall mean the date of issuance set forth in the Award Notice.
M.1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.
N.Participant shall mean the person to whom the Award is made pursuant to the Agreement.
O.Parent shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
P.Permanent Disability shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
Q.Plan shall mean the Company’s 2022 Omnibus Incentive Plan.

R.Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.
S.Qualifying Change in Control shall mean the date on which there occurs a Change in Control that also qualifies as: (i) a change in the ownership of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.
T.Share shall mean a share of Common Stock.
U.Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.
V.Subsidiary shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries.
W.Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the issuance of the shares of Common Stock under the Award and any phantom dividend equivalents distributed with respect to those shares.